Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES DIVIDEND

Manitowoc, WI, May 17, 2016 – County Bancorp, Inc. (NASDAQ: ICBK) (“County”), the parent company for Investors Community Bank, announced that on May 17, 2016 its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on June 17, 2016 to shareholders of record on June 3, 2016.

“We are pleased to announce another quarterly dividend, especially with our recently completed merger with Fox River Valley Bancorp, Inc. and its subsidiary, The Business Bank. This is a strong reflection of the strength of our bank’s performance and our confidence in the organization’s future,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Appleton, Green Bay, Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com